Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Bay Banks of Virginia, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-112947, 333-155370 and 333-189688) of Bay Banks of Virginia, Inc. of our reports dated March 6, 2020 with respect to the consolidated financial statements of Bay Banks of Virginia, Inc., and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in Bay Banks of Virginia, Inc. 2019 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 6, 2020